Exhibit 10.44

MANUFACTURING SERVICES AGREEMENT

This Manufacturing Services Agreement (“Agreement”) is entered into and is effective as of the 22nd day of December, 2011 (the “Effective Date”), by and between BioLife Solutions, Inc, a Delaware corporation with offices at 3303 Monte Villa Parkway, Suite 310, Bothell, WA  98021 (“BioLife”), and Organ Recovery Systems, Inc., a Delaware corporation with offices at One Pierce Place, Suite 475W, Itasca, IL 60143 (“ORS”).

This Agreement is intended to establish the master terms under which BioLife will provide Services to manufacture the ORS “Products” (as defined below).

Therefore, ORS and BioLife agree as follows:

1.           Definitions

As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

1.1           “Affiliate” means, with respect to a referenced party, another entity that controls, is controlled by, or is under common control with, such party for so long as such control exists.

1.2           “Batch” means the quantity of Product, in a specified number of units (e.g. liters and/or bags), of uniform character and quality, yielded from the same cycle of Manufacturing using a specific quantity of materials.

1.3           “Batch Record” means the document created by BioLife as and after each Batch is Manufactured. Each Batch Record shall reflect and incorporate the relevant aspects of the Master Batch Record, the applicable Certificate of Analysis, the Certificate of Compliance, and any Deviation Reports issued with respect to such Batch.

1.4.           “Business Day” means any days between and including Monday through Friday and does not include public holidays and weekends.

1.5           “Certificate of Analysis” means a certificate that accompanies each shipment of a Batch of Product by BioLife to ORS in which BioLife certifies that such Batch of Product meets Product Specifications.

1.6           “Certificate of Compliance” means a certificate attesting that a particular Batch of Product was Manufactured in accordance with the applicable Manufacturing Standards.

1.7            “Confidential Information” has the meaning stated in the Mutual Nondisclosure Agreement signed by BioLife and ORS dated as of September 8, 2011, which shall remain in full force and effect in accordance with its terms.

1.8           “FDA” means the United States Food and Drug Administration or any successor agency thereof, and any other authority or agency of any other country or territory outside the United States with regulatory oversight for the manufacturing, processing, use, marketing and/or sale of pharmaceutical products or medical devices.

1.9           “Good Manufacturing Practices”, “GMP”, “cGMP” and words to a similar effect mean the guidelines established by the FDA by which drugs or medical devices are manufactured, as in effect from time to time, and the related regulations and FDA guidance documents in effect from time to time, and equivalent regulation in such other territories as are mutually agreed by the parties from time to time in writing, provided that in the event of any conflict among the applicable laws of the United States and other countries or territories, current Good Manufacturing Practices as specified in the United States Code of Federal Regulations shall be applied unless another territory is specifically agreed to in writing.

1.10           “Intellectual Property” means inventions, discoveries, developments, methods, innovations, designs, modifications, specifications (including without limitation the Product Specifications), and improvements, whether or not patentable, patent rights, inventions, designs, and improvements; copyrights (including derivative works); trade secrets, ideas, process techniques, procedures, know-how and data (including all rights therein); and all intellectual property rights in any of the foregoing of any kind, whether or not protectable under patent, trademark, copyright or similar laws of any jurisdiction.

1.11           “Facilities” means BioLife’s facility located at 3301 Monte Villa Parkway, Bothell, Washington, and all other facilities used by BioLife in the Manufacturing of Products which are approved in advance in writing by ORS.

1.12           “Manufacture” or “Manufacturing” means all activities performed by BioLife relating to the ORS Products, including but not limited to the manufacturing procedures, or any part thereof, involved in compounding all ingredients for the Product,  raw material purchasing, testing and release, formulations, the manufacturing and filling of Product, quality control testing and quality assurance activities, release and stability testing, and the Packaging of Product for shipment to ORS, all in accordance with this Agreement.

1.13           “Manufacturing Standards” means Manufacturing in accordance with the Master Batch Record and cGMP (subject in each case to any Deviations that do not compromise the quality of the Product or adherence of the Product to regulatory requirements) to produce a Product that meets the Product Specifications.

1.14           “Master Batch Records” means the document approved in writing by both parties, and as may be amended from time to time in writing by the parties in accordance with this Agreement, specifying the complete set of formal instructions agreed upon by the parties for the Manufacturing of Products, including but not limited to material descriptions, formulae, Manufacturing processes and procedures, in process testing specifications, Product Specifications, analytic test specifications, and Packaging and shipping specifications, each for the applicable Products.

1.15           “Package” and “Packaging” means the act of inspecting, labeling, and packing the Product into the specified shipping containers in accordance with the Product Specifications.

1.16           “Products” means, with respect to each of the ORS products listed in Appendix A or later made subject to this Agreement by an amendment signed by BioLife and ORS, the finished products in final size, presentation and packaging in compliance with the terms of this Agreement and all applicable laws, rules and regulations.

1.17           “Product Specifications” means the written specifications and quality standards, including standards for all ingredients and raw materials to be used in Products, tests, analytical procedures and acceptance criteria, and packaging, labeling and shipping components used in Manufacturing of Product, that are established to confirm the characteristics and quality of Products as agreed upon initially in writing by the parties, and as subsequently set forth in or referenced in the mutually agreed upon Master Batch Record, as amended from time to time by written agreement of the Parties in accordance with the procedures set forth in this Agreement.

1.18           “Project” refers to the contractual, financial and project protocol details of the Services, including without limitation, the Product Specifications and the Master Batch Records, each subject to the terms and conditions as agreed in writing between BioLife and ORS for each job to be performed at BioLife relative to each different Product.

1.19           “Purchase Order” means a purchase order from ORS issued to BioLife for Services.

1.20           “Quotation” means one or more written quotations executed by both parties referencing this Agreement, or otherwise attached to this Agreement and executed by both parties, which (i) identifies the Product, (ii) describes the initial  Product Specifications, (iii)  specifies the materials and components, (iv) lists the agreed upon Territories for purpose of GMP and regulatory compliance, and (v) sets the initial per unit, per Batch or other price to be paid by ORS for Manufacture and supply of Product, subject to the other terms of this Agreement.

1.20           “Services” means the Manufacturing and supply of Products and other services to be performed by BioLife under this Agreement.

2.           Master Agreement

2.1           Master Agreement.  This Agreement is a contractually binding master contract to permit the parties to include one or more Projects under its terms.  However, ORS is not required to engage the Services of BioLife, and BioLife is not required to provide Services to ORS, except to the extent ORS issues a Purchase Order to BioLife for Services, and BioLife accepts such Purchase Order, which will be subject to the terms and conditions of this Agreement.

2.2           Issuance of Project Quotation.  For each new Product to be supplied under this Agreement, the Parties shall execute a Quotation which shall be incorporated by reference in and made a part of this Agreement.  Except as set forth below, in the event of any conflict between the terms and conditions of a Quotation and a provision of this Agreement, the applicable provision of this Agreement shall prevail unless the Quotation expressly specifies that the particular term of the Quotation takes precedence over the terms and conditions of this Agreement in which case the Quotation shall control as to the specified provision under that particular Quotation, but not as to other provisions or other Quotations.  To the extent a Quotation has been executed by the parties prior to execution of this Agreement but is attached to this Agreement, the terms of this Agreement shall apply to such Quotation.  No Quotation shall be binding unless executed by both Parties, and may only be amended by written agreement of the parties. The initial Quotation is attached to this Agreement as Appendix B.

2.3           Reference to Master Agreement.  Each Purchase Order will specifically refer to this Agreement.

2.4           Conflicts.  If any provision of a Purchase Order is in direct conflict with this Agreement so that the provisions of both cannot be given effect, the terms of the Agreement shall control the specific issue to the extent of the inconsistency.  The provisions of this Agreement shall otherwise govern all contracts between BioLife and ORS to the exclusion of any other terms and conditions, including without limitation, any terms and conditions pre-printed on any purchase order, invoices and similar contractual documents used in the performance of this Agreement.  Nothing in this Agreement shall prevent ORS from engaging other contractors to provide services with respect to Product.

2.5           Financial Statements.  On or before the 45th day following the last day of each calendar quarter during the term of this Agreement, BioLife shall submit to ORS financial statements of BioLife for the immediately preceding calendar quarter.  Such financial statement shall contain a balance sheet, a statement of operations and a cash flow statement, shall be prepared in accordance with GAAP (without footnotes or customary year-end adjustments), and shall accurately and fairly display the financial condition of BioLife as of the end of each such calendar quarter.  The first such statement shall be due to ORS with respect to the calendar quarter ending March 31, 2012.

3.           Compliance and Standards

3.1           BioLife Performance.  Subject to the provisions of this Agreement, BioLife will Manufacture Product and perform the Services under this Agreement with industry standard care and skill.  Additionally, BioLife shall comply with the applicable Product Specifications, Master Batch Record, and Good Manufacturing Practices. Products Manufactured in accordance with Product Specifications and Good Manufacturing Practices are expected to meet release criteria as reasonably determined by ORS.

3.2           ORS Performance.   ORS is responsible for providing complete and accurate Product Specifications and requirements for Manufacturing, together with additional information in the possession or control of ORS, necessary for BioLife to develop the Master Batch Records, Batch Records and other production documentation for the Manufacture of each Product.  ORS shall be responsible for all regulatory issues concerning Product submissions, listing, labeling content and end user instructions for use, and ORS shall be responsible for final Product release.

3.3           Changes.  BioLife shall promptly notify ORS in writing regarding changes to production processes, environmental changes, and similar material matters that might impact safety, Manufacturing or compliance with the Product Specifications and Good Manufacturing Practices, and shall implement such changes only after such written notice is received and approved in writing by ORS.  Conversely, ORS shall obtain BioLife’s written approval before changes are made to the Product Specifications, or other changes are made that may have a material impact on BioLife or the Manufacturing or use of the Products.  In either case, ORS and BioLife will review cost impact and adjust pricing and other terms accordingly as mutually agreed in writing by the parties.

3.4           Documentation and Reporting.  BioLife shall keep complete and maintain systematic written records of BioLife’s operations in connection with the performance of the this Agreement, and shall retain all such records for the period required by applicable law or guidelines, or for five years after completion of the Agreement, whichever is greater.  BioLife will provide ORS with the copies of each Batch Record and retain the originals for its records. All documentation and submissions to regulatory authorities in support of the Products are the responsibility of ORS except as otherwise required by law.

3.5           Master Batch Record. The parties shall mutually develop and approve a Master Batch Record for each Product (including, but not limited to Product Specifications).  Provided that all questions and requests for additional information with respect to any documentation or Product Specifications which BioLife may have are addressed by ORS, BioLife shall deliver a draft of the Master Batch Record for each Product to ORS within a reasonable period of time in order to allow ORS to review and provide input on such draft.  The Master Batch Record for each Product must be approved by both parties and, to the extent approval of both Parties is required for any changes in the Master Batch Record under this Agreement, such changes must be approved at least ten (10) days prior to commencement of Manufacturing activities with respect to the first Batch of such Product to be Manufactured using such Master Batch Record or implementing any such change, including any scheduled validation runs.

4.           Quality

4.1           Documentation. BioLife will maintain originals of the Master Batch Records and Batch Records for all Product. BioLife will provide to ORS a Certificate of Analysis and a Certificate of Compliance for all finished Product reporting, among other required items, test results and adherence to cGMP, and will provide copies of any of the foregoing as requested by ORS. The acceptance criteria for Batches will be as mutually agreed by ORS and BioLife in the Product Specification prior to commencement of any production activities. ORS is responsible for release of Product for commercial distribution.

All Batch Records will be held securely by BioLife for a period of at least 5 years from Manufacturing start date, or such longer period as required by law.  ORS is responsible for notifying BioLife and requesting records be maintained for greater than 5 years and contracting for ongoing storage.  All records specific to or directly supporting Product will be available for review by ORS upon request.

These documents include but are not limited to:

●	Master Batch Records and Batch Records

●	BioLife Standard Operating Procedures

●	Batch Records In-process controls

●	Deviation and final investigation reports

●	Non-conformities and final investigation reports

●	All QC records

●	Certificates of Analysis and Compliance

●	Raw Material Records

●	Validation Protocols & Reports

●	Inventory records

●	Calibration records

●	Personnel training records

4.2           cGMP Compliance. The Manufacturing of Product must comply with all the requirements of the current Good Manufacturing Practices as described in FDA regulations 21 CFR Part 820 Quality System Regulation for medical devices, as amended from time to time.

4.3           Manufacturing, Controls and Quality Compliance. The Manufacturing will be carried out in accordance with the documentation prepared and authorized by BioLife’s Quality department and in accordance with the Manufacturing Standards.  ORS must approve all Batch Records, the Batch Master Records, Product Specifications, and Manufacturing changes prior to implementation at BioLife.  These will be treated as controlled documents and will be maintained utilizing BioLife’s document control procedure in order to ensure proper issuance and change control. BioLife will ensure and document that all personnel engaged in the Manufacture of Product shall have the education, training and experience necessary to perform assigned job functions.

BioLife will maintain qualified vendors, specifications, and when relevant, appropriate testing programs approved by ORS for all starting materials, reagents, intermediates, Manufacturing aids and packaging used in the scope of the Manufacturing, and all materials and components will be purchased by BioLife except as set forth in this paragraph. In the case where starting materials and components are sourced from ORS qualified vendors, appropriate acceptance criteria and corresponding analytical methods will be defined and implemented in cooperation with ORS.  BioLife shall assign unique lot numbers and track components used in each lot.  BioLife Batch history records are key documents for tracking materials used in the Manufacturing and packaging of Product.  Part numbers and lot numbers will be clearly indicated for all components.  The status of material (e.g., released, quarantined, rejected, etc.) will be clearly indicated for all Product and materials at all times.

BioLife will also maintain a copy of Product Specifications for ORS.  Analytical testing for which BioLife takes responsibility must be conducted at an approved vendor audited and/or approved by ORS.

All BioLife equipment used in the Manufacturing, controls and storage of Product for ORS and components thereof at BioLife shall be regularly calibrated/qualified according to BioLife policies and procedures.  Equipment qualification shall meet 21 CFR 820 expectations.

The Batches manufactured by BioLife will be tested according to testing methods and specifications approved by ORS in writing.

BioLife will release each Batch to ORS on basis of the Manufacturing and controls documentation review. BioLife will provide to ORS a BioLife QA-approved Batch History Record and a certificate of GMP compliance, as well as a Certificate of Analysis and Certificate of Compliance.

BioLife will be responsible for providing a written investigation and assessment of Product impact for any deviation during the Manufacturing of Product related specifically to BioLife facilities, equipment or aseptic process validation parameters. ORS has the right to review all documentation of Manufacturing and testing of the Product prior to authorization of shipment.  This review shall be conducted within a reasonable period of time following written notification by BioLife that the documentation is complete and ready for review.   Authorization to ship Product will be provided to BioLife in writing by the ORS QA Representative after review of the Certificates of Analysis and Compliance, Batch Record and other documentation as deemed necessary by ORS.  If ORS requests that BioLife store Product for more than 15 days after BioLife has submitted appropriate Certificates of Analysis and Compliance, the applicable Batch Record and other documents as deemed necessary by ORS for approval by ORS in compliance with this Agreement, ORS agrees to pay reasonable storage charges that will be mutually agreed to between ORS and BioLife.

Each Batch will be Packaged and provided to ORS with the corresponding and requested documentation.

All materials and Products will be Manufactured in the Facility in environments suitable for the Manufacturing stage.  BioLife will maintain environmental controls, including particulate and environmental monitoring, pest controls and housekeeping procedures in accordance with BioLife procedures and cGMP.  The use of facility supplies of water, air and part handling, etc., shall be consistent with cGMP and BioLife’s policies and procedures.

4.4           Change Control. Any major change to the Manufacturing or controls, including the Facility and equipment, pertaining to the process and its corresponding instructions or methods, or to the documents prepared by BioLife on behalf of ORS and detailing specific instructions together with all associated in-process controls affecting the Manufacturing or testing of processes or Product requires the written agreement of the ORS QA Representative prior to implementation.

4.5           Man In The Plant. ORS may, at ORS expense, place a company representative on-site at the BioLife Manufacturing facility during the Manufacture of any Product.  Such representative shall have full, unfettered access to all operations, documents, and records that pertain to the manufacture of any Product, except that access to the Grade A, Grade B, or Grade C controlled environment areas are restricted to BioLife personnel.

4.6           Material Review. All Batches for which deviations occur from the Product Specifications or procedures authorized by BioLife’s Quality department for the Manufacturing, controls, or storage of materials or Product, or any other problem arising during performance of such activities will be fully investigated by BioLife.  BioLife will immediately notify ORS (but within 24 hours in all events) in reasonable detail if BioLife determines that such an investigation is necessary or advisable.  Investigations must be completed and approved by BioLife’s Quality department. The ORS QA representative will be notified within 2 Business Days of all deviations and provided a copy of the deviation and investigation report within 12 days of BioLife’s investigation initiation.  If an investigation of any deviation, non-conformance or other failure to meet the Product Specifications takes longer than 12 days, BioLife, will provide to ORS an interim report no later than 15 days of initiation of the investigation.  If an ORS on-site representative is present, that individual will be immediately notified of deviations. ORS on-site representative shall be entitled to notify ORS QA and any other ORS personnel deemed necessary by ORS.  ORS will be included in decisions regarding Product and possible corrective actions. ORS may actively participate in any investigation described above and all results will be shared as they become available. All records of the investigation together with the rationale and justification of the decisions that are taken will be maintained with the related documentation.

Rework and reprocessing instructions and/or procedures, if possible, will be developed and approved in writing by ORS with applicable technical assistance from BioLife and provided to BioLife by ORS QA and technical staff prior to being performed by BioLife.  Written approval for all rework and reprocessing must be received from ORS QA.  All rework and reprocessing must be consistent with regulatory filings, applicable law, the Product Specifications, BioLife procedures and otherwise in accordance with this Agreement.

ORS provided materials found by BioLife not to be in conformance with written specifications or drawings will be clearly identified and segregated.  ORS shall be notified in writing of non-conforming materials within 48 hours of the occurrence via email and BioLife will dispose non-conforming materials according to ORS written instructions.  Any parts designated as scrap will be returned to ORS or disposed of according to ORS instructions and at ORS cost.    In case of rejections, ORS shall be responsible for the final decision to return non-conforming materials to the component or raw material supplier, if applicable.

4.7           Storage and Shipping. All materials, components, Products, work in progress and related items shall be stored and shipped per environmental requirements specified in Product  Specifications or raw material and component specifications.

4.8           Retained Samples. Samples of Product from each Batch will be retained by BioLife, as specified in this Agreement and Manufacturing instructions, and as otherwise required by law. ORS shall be entitled to designate the period for which Samples will be retained.

4.9           Samples. BioLife will pull samples for release testing, stability, retains, and research and development as instructed by the Manufacturing instructions and/or in writing by ORS. ORS will be financially responsible for any stability testing requested by ORS based on a written quote from BioLife and approved in writing in each instance by ORS. Inventory records documenting the history and purpose of removal of samples from each Batch will be maintained.

4.10           Complaints. ORS is solely responsible for all complaints. Complaints will be documented and managed in accordance with ORS procedures.  Complaints referred to BioLife for more information will be fully investigated by BioLife’s Quality department and a report prepared and issued to the ORS QA Representative within a reasonable time-frame mutually agreed to between ORS and BioLife from receipt of the complaint.

4.11           Recalls.  If either party has reason to believe that one or more Batches of a Product should be recalled or withdrawn from distribution, such party shall immediately inform the other in writing.  Recalls and withdrawals of Product shall be within the sole discretion of ORS. BioLife will cooperate fully with ORS in the event of any recall or withdrawal and will provide at ORS’s expense, such assistance in connection therewith as ORS may reasonably request.  Notwithstanding the foregoing, if any recall or withdrawal occurs as a result of Product which is determined not to be conforming to the requirements set forth in this Agreement, BioLife shall reimburse ORS for the reasonable out of pocket costs and expenses incurred by ORS in connection with such recall or withdrawal.

4.12           Regulatory Inspections. BioLife will advise ORS in writing immediately upon receipt of any notice of any regulatory inspection of BioLife that may in any way be related to the Products.  ORS shall have the right to attend any such inspection.  BioLife will provide ORS with copies of any reports or communications containing any observations arising from inspections at the facilities of BioLife carried out by any regulatory authority.  BioLife will provide ORS with a copy of all deficiencies noted and the BioLife response to the regulatory agency.  This documentation may be redacted to maintain confidentiality regarding other BioLife clients.  BioLife shall cure all deficiencies of any kind or nature noted in any regulatory inspection or audit, at BioLife’s sole cost and expense.

     4.13           Regulatory Updates. No documentation with respect to Products Manufactured by BioLife for ORS will be provided by BioLife directly to the FDA or any other regulatory authority, except as specifically agreed to in writing by ORS and BioLife or as required by law.

4.14           Audits. Subject to Section 4.5, upon reasonable advanced notice, BioLife will permit ORS, or persons designated by ORS, to audit and qualify all of the books, records, facilities and equipment related to this Agreement, and to ensure regulatory compliance of BioLife quality systems, including Manufacturing and storage facilities, Manufacturing and related procedures used by BioLife to Manufacture, inspect, package, label or store Product and constituent materials.  Audits may also be requested by ORS for ORS customers.  ORS QA representative shall arrange with BioLife for such audits and accompany any customers during the BioLife audit.

ORS is responsible for auditing vendors (raw material, analytical laboratory, etc.) named in Manufacturing documents and the Product Specifications other than those contracted by BioLife.  Those vendors and analytical laboratories used by BioLife must be certified and included on the BioLife list of approved suppliers according to BioLife procedures.  BioLife will share with ORS the approved supplier list for ORS raw materials and services.

4.15           Materials.  Except as otherwise provided in this Agreement, BioLife acknowledges and agrees that it will provide all materials and components, and equipment, necessary to Manufacture Product in accordance with this Agreement.  BioLife agrees not to provide or use any such materials for any third party, and to handle and store all such materials in compliance with cGMP and other sound industry practices and in compliance with applicable law.

4.16  EU Qualified Person.  If applicable laws require that a “Qualified Person”, as defined in the applicable European Union regulations (the “Qualified Person”) release Product, then ORS shall appoint a Qualified Person in compliance with applicable EU regulations, and such Qualified Person shall be responsible for the release of Product within the applicable territory, and shall fully comply with applicable EU laws, regulations and guidance, provided that BioLife shall continue to be responsible for release testing and issuance to ORS of the Certificate of Analysis and Certificate of Compliance, and all other obligations of BioLife under this Agreement.

4.17  Media Fill/Line Validation. BioLife shall conduct process simulations (“Media Fills”) in accordance with ISO 13408-1:2008, Aseptic Processing of Health Care Products, Part 1, General Requirements (and subsequent amendments) prior to manufacturing the first lot of Product.  As required by ISO 13408-1:2008, scheduled process simulation requalification shall be conducted twice annually (approximately every six months) for each aseptic process and filling line.   BioLife will perform Media Fills according to Master Batch Records approved by ORS in writing.  ORS shall assume all financial responsibility for process simulations related to the Manufacturing process for ORS Products, which shall include materials used and time required to perform Media Fill, based on a written quote from BioLife and approved in writing in each instance by ORS.

5.           Forecasts, Orders and Deliveries

5.1           Forecast and Raw Materials.  ORS shall provide BioLife with a 12-month rolling forecast of Product deliveries that will allow BioLife to order, receive and approve raw materials prior to the issuance of a Purchase Order.  The initial 12 month rolling forecast accepted by BioLife is included in Appendix A to this Agreement. ORS will be financially responsible for any raw materials ordered by BioLife to produce up to six (6) months of Product deliveries from this 12 month rolling forecast.  Upon written request by BioLife, the six (6) month limit set forth in the preceding sentence may be extended by ORS in writing on specific materials.  ORS shall update and deliver to BioLife the 12-month rolling forecast by no later than the last day of each fiscal quarter. Should ORS fail to provide an updated 12 month forecast, the previous forecast shall remain effective.

Increases to the rolling forecast of more than 500 liters in any 90 day period from the most recent forecasted quantity for such 90 day period must be approved in writing by BioLife.  BioLife and ORS agree that Product shipments may commence as early as both parties agree, and in any case, before March 2012 if possible.

5.2           Purchase Orders.  ORS shall provide Purchase Orders to cover calendar quarters of deliveries.  All Purchase Orders shall be sent by first class mail, email or facsimile. ORS shall issue Purchase Orders to BioLife for Product production lots at least 60 days prior to the beginning of the next calendar quarter provided that the requirements stated in Section 5.1 are met.  Within 5 Business Days after BioLife’s receipt of a Purchase Order, BioLife shall either accept the Purchase Order or provide a written explanation for rejection, or a new proposed delivery date.

5.3           Minimum Purchase Order Quantities.  ORS agrees to place Purchase Orders for at least 80% of the quantities listed in Appendix A.

5.4           Shipping.  All shipments are FCA BioLife (per INCOTERMS 2010). BioLife shall ship Products to the address set forth as specified in the Purchase Order.

5.5           Raw Materials.  In order to insure an adequate inventory of raw materials for BioLife Manufacturing of Products, ORS may, at its discretion, purchase additional lots of raw materials and provide same to BioLife at the Facilities.  These additional lots of raw materials would be rotated into BioLife’s raw material inventory and, once so used by BioLife would be replaced in the same quantity and type by BioLife in such time as to ensure a continuing appropriate supply of raw materials.

6.           Scheduling, Manufacturing Ramp Up and Equipment Purchased by ORS

6.1           BioLife Scheduling Policy.  To maintain a smooth manufacturing schedule, to offer reasonable flexibility to ORS, and to allow the BioLife project managers to provide ORS with estimated filling dates for the purposes of completing a timeline, the following scheduling policy shall apply to this Agreement.  The BioLife manufacturing division will set BioLife’s manufacturing schedule, and only those projects that have achieved the following project milestones will be confirmed on the schedule:

(a)           Receipt of signed Agreement, and an accepted Purchase Order;

(b)           All required validations/qualifications/engineering runs are performed and approved;

(c)           Production Batch record approved by ORS and BioLife;

(d)           All equipment and preparation items in-house and available for use;

(e)           Components, excipients and/or active ingredients have been received and released.

Once on the manufacturing schedule, ORS will be notified of the actual fill date.  A postponement or cancellation caused by ORS will incur fees as described below.  BioLife will work closely with ORS to achieve ORS’s scheduling requirements.  BioLife’s manufacturing schedule is necessarily complex, and BioLife reserves the right to change the schedule to permit maximum utilization of the facility.  Should scheduling changes be necessary, BioLife shall notify ORS and in no event shall BioLife’s actual production date be greater than 15 days from the original production date accepted by BioLife.

6.3           Equipment Purchased by ORS. BioLife agrees not to use equipment purchased by ORS for any purpose other than the Manufacture ORS Products.

6.4           Exclusivity.  During the term of this Agreement and for a period of two (2) years following the termination or expiration of this Agreement, BioLife agrees that it will not directly or indirectly manufacture, produce, promote, process or sell, for its own account or on behalf of any third party, any solution that is approved for clinical use in the perfusion, flushing, irrigation or static storage of human organs (including for this purpose, to the best of BioLife’s knowledge pancreatic islet cells) that are harvested, transported or otherwise made ready for transplant.

7.           Pricing, Payment Terms

7.1           Pricing.  The initial prices for the Services shall be as set forth on Appendix B.

7.2           Annual Price Review.  The parties agree to review and, if appropriate, to adjust pricing in twelve-month intervals during the term of this Agreement.  The prices shall be quoted and paid in United States Dollars.

7.2           Price Increases for Raw Materials and Components.  The parties agree to review and adjust pricing if any raw material cost increases by more than 10%.

7.3           Invoicing.  BioLife will submit invoices to ORS upon the issuance of the completed Batch Record which complies fully with this Agreement for each Batch.  All invoices shall be sent by first class mail, email or facsimile.

7.4           Payment.  ORS shall pay all amounts correctly invoiced by BioLife within 30 days after the date of such invoice.  ORS shall pay a late fee, commencing on the due date, on all delinquent payments.  The late fee shall be the lesser of 1.0% per month (12% per annum) or the maximum rate allowed under applicable law.  Without limiting any other remedies, BioLife may withhold future deliveries if payment is not received in a timely manner.

7.5           Taxes.  All prices for any Products are exclusive of any export, foreign import, federal, state or local tax or excise.  Any such tax or excise paid by BioLife (other than taxes on BioLife’s income) shall be reimbursed by ORS, and shall appear as a separate item on the BioLife invoice; provided, however, that BioLife shall not pay any such tax or excise if BioLife receives a valid tax exemption certificate from ORS prior to shipment.

8.           Acceptance

8.1.           Time to Examine Shipment.  Following delivery of a shipment of Products to ORS’s premises, and during the time Products are located at ORS’s premises, ORS will have a period of 10 days in which to examine the quantities of Products delivered: (i) for substantial conformity with the Purchase Order, and (ii) to ensure that such delivery of Products is accompanied by a Certificate of Analysis, and (iii) visually inspecting the exterior of the shipment of Products to verify that the shipment appears to be in good condition. If ORS determines that the shipment does not pass such examination it shall promptly notify rejection of the shipment to BioLife in writing.

8.2.           Returns.  Within 10 days of receipt by BioLife of a notice of rejection from ORS in accordance with Section 8.1, BioLife shall issue a return authorization in writing to ORS.  In the event that a return authorization is so issued, ORS shall package and return to BioLife the quantity of Products in question at BioLife’s expense and BioLife shall replace such quantity within a commercially reasonable amount of time mutually agreed upon by ORS and BioLife.  If the payment in respect of such quantity of Products is outstanding, the payment date shall be postponed until 30 days from the date such replacement quantities are received and accepted by ORS in accordance with this Section 8.

8.3.           Dispute resolution.  After BioLife receives a rejection notice from ORS pursuant to Section 8.1 and BioLife issues a return authorization under Section 8.2, BioLife shall analyze any quantity of Products rejected by ORS for non-conformity with the requirements of Section 8.1 within 10 days of receipt of such returned Products and present its findings with respect to such quantity of Products to ORS.  If such tests confirm non-conformity with the relevant Specification, BioLife shall promptly, at ORS’s option and at BioLife’s cost and expense either: (i) supply a conforming quantity of Products in the same quantity as the rejected Products and reimburse ORS for any shipping charges in relation to such non-conforming quantity of Products as specified in this Section 8.2 or (ii) refund the purchase price of the rejected Products, inclusive of any shipping charges.  If the quantity of confirmed non-conforming Product is less than 200 units, BioLife shall increase the quantity of the next Purchase Order placed by ORS by the quantity of non-conforming Product, at no additional cost to ORS.  If the quantity of non-conforming Product is greater than 200 units, BioLife shall use its best efforts to manufacture replacement Product at an expedited rate, resulting in delivery of such replacement Product no later than six (6) weeks from the date of notification by BioLife of determination of a Product as non-conforming.  If the Parties cannot agree on whether the quantity of Products in question conform to the requirements of Section 8.1 an independent qualified laboratory reasonably acceptable to both Parties, and at a cost shared equally by both Parties, shall analyze both ORS’s and BioLife’s samples of the Products in question, and the definitive results of such laboratory shall be binding on the Parties.  If the quantity of Products in question is determined to be non-conforming, such non-conforming Products shall be held for BioLife’s disposition, or shall be returned to BioLife, in each case at BioLife’s expense, as directed by BioLife no later than 10 days following such determination.  If the quantity of Products in question is determined to be conforming and provided that the Certificate of Analysis and Certificate of Compliance accompanying such quantity of Products did not indicate it to be non-conforming, such quantity of Products shall be returned to ORS at ORS’s cost and expense, including any associated testing costs.

9.           Limited Warranties

9.1           BioLife Warranty.  BioLife represents and warrants that (i) Products manufactured by BioLife for ORS will conform to the Product Specifications and Master Batch Records, and will have been Manufactured in accordance with the Manufacturing Standards and applicable laws, rules and regulations, (ii) BioLife’s use of any of its Intellectual Property will not infringe or misappropriate the Intellectual Property of any third party, (iii) BioLife has obtained and at all times shall maintain, at its sole cost and expense, all non-Product specific licenses, permits, certifications and approvals required under applicable law for its Facility and to Manufacture Product at the Facility, (iv) as of the date of this Agreement and continuously during the term of this Agreement that neither it nor, to the best of its knowledge any of its employees or agents performing Services has been (a) debarred or (b) convicted of a crime for which a person can be debarred, under Section 335(a) or 335(b) of the Federal Food, Drug, and Cosmetic Act (the “Act”), (v) it has never been and, to the best of its knowledge, none of its employees or agents has ever been (a) threatened to be debarred under the Act or (b) indicted for a crime or otherwise engaged in conduct for which a person can be debarred under the Act, and (vi) the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, and does not violate any law or regulation of any court, governmental body or other administrative authority having authority over it.  BioLife agrees that it shall promptly notify ORS in writing in the event it receives notification of any such debarment, conviction, threat or indictment.  BioLife does not warrant the function of Products Manufactured by BioLife for ORS, and BioLife makes no representations or warranties regarding the effectiveness of the Products for any purpose whatsoever.  EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8, BIOLIFE SPECIFICALLY DISCLAIMS, ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE PRODUCTS AND SERVICES CONTEMPLATED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

10.           Liability

10.1           Acknowledgment.  ORS acknowledges that BioLife has quoted its fees in reliance upon the limitations on liability described in this Section 9.

10.2           Finished Product Limitation.   BioLife’s liability for finished Product shall be limited to sterility based on documented filter validation from ORS, or a waiver to use the specified filter signed by ORS.  The liability arising therefrom will be limited to production sufficient to replace any affected Product.

10.3           Indemnification.  ORS shall indemnify, defend and hold BioLife and its officers, directors and employees and successors harmless from any claim, damage, loss, costs and liability, including reasonable attorney’s fees (collectively, “Losses”), incurred by or made against BioLife or any such other person arising from or relating in any way to (i) any claim asserted with respect to any use of ORS’s Products, (ii) a claim by a third party that ORS intellectual property applicable to the Product infringes or misappropriates said third party’s intellectual property rights, except to the extent of any Losses arising from a failure of BioLife to adhere to the Product Specifications, or (iii) a violation of any law, rule or regulation applicable to ORS’s obligations under this Agreement; provided, however, that the foregoing indemnification shall not apply to any claim or Losses that result from a breach of this Agreement by BioLife or the gross negligence or willful misconduct of ORS.

BioLife shall indemnify, defend and hold ORS and its officers, directors and employees and successors harmless from any Losses incurred by or made against ORS or any such other person arising from or relating in any way to (i) the gross negligence or willful misconduct of BioLife or any employee, officer or director of, or contractor to, BioLife; (ii) a claim by a third party that BioLife’s use of any BioLife Intellectual Property independent of Product infringes or misappropriates such third party’s intellectual property rights; (iii) any violation of any law, rule or regulation applicable to BioLife’s obligations under this Agreement; or (iv) any breach of this Agreement by BioLife, provided, however, that the foregoing indemnification shall not apply to the extent such Losses result from the gross negligence or willful misconduct of ORS.

10.4           General Limitation.  Without limiting the foregoing provisions of this Section 10, except with respect to BioLife’s indemnification obligation in Section 10.3 above, in no event will BioLife’s total liability to ORS exceed the amounts invoiced by and paid to BioLife for the relevant Products, on a lot specific basis.  Additionally, even if BioLife has been advised of the possibility of such damages, UNDER NO CIRCUMSTANCES WILL BIOLIFE BE LIABLE TO ORS UNDER ANY THEORY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES ARISING FROM ANY LOSS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, SUCH AS BUT NOT LIMITED TO, LOSS OF REVENUE, LOST PROFITS OR LOST BUSINESS, except in the case of BioLife’s indemnification obligation set forth in Section 10.3 above or a breach by BioLife of any confidentiality obligation owing to ORS.

10.4           Insurance.  During the term of this Agreement and for a period one year thereafter, BioLife and ORS shall each carry Commercial General Liability Insurance, combined single limit, including without limitation, Product Liability and, in the case of ORS, Product Liability coverage.  The insurance shall cover amounts not less than two million dollars ($2,000,000) for each occurrence and in the aggregate.

11.           Intellectual Property and Other Property Rights

11.1           Confidentiality.  All Confidential Information disclosed by either party to the other under this Agreement shall be subject to the Mutual Nondisclosure Agreement signed by BioLife and ORS, dated effective September 8, 2011, which agreement shall remain in full force and effect in accordance with its terms and shall be extended and in effect for the duration of this Agreement and for a period of seven (7) years thereafter.

11.2           Limited License.  Subject to the provisions of this Agreement, ORS hereby grants to BioLife a non-transferable, non-exclusive license (without rights to sublicense) under ORS’s Intellectual Property covering the Products solely to the extent necessary for BioLife to perform its obligations under this Agreement.  No implied rights or licenses relating to any ORS Intellectual Property are granted under this Agreement and ORS expressly reserves all rights in and to its Intellectual Property.

                11.3           Title and Ownership of Materials. ORS shall remain the sole owner of all right, title and interest to any and all materials, documents and equipment supplied or provided to BioLife by ORS (including without limitation the Product Specifications), or otherwise relating to the Product (and not to the Manufacture of Product) and any and all materials purchased by ORS or by BioLife specifically for ORS’s benefit, evidenced by a confirming order, which is paid by ORS.  BioLife shall remain the sole owner of all right, title and interest to any and all materials purchased by BioLife not specifically for ORS’s benefit, not evidenced by a confirming purchase order, or not paid for by ORS.  All ORS material in the possession of BioLife shall be maintained in designated, segregated locations, as reasonably determined by BioLife.

With respect to Products Manufactured by BioLife for ORS, all discoveries, inventions, know-how, developments, methods, techniques, trade secrets, innovations, updates, modifications, enhancements, improvements, copyrights, data, documentation, specifications and other intellectual property of any kind, whether or not protectable under patent, trademark, copyright or similar laws, that is created during the term of this Agreement by BioLife, or by ORS and BioLife jointly, shall be and remain the sole and exclusive property of ORS, and BioLife agrees to executed and deliver all documents and instruments as ORS may request, at the cost and expense of ORS, to secure title to any such items to ORS. This does not include discoveries, inventions, know-how, developments, methods, techniques, trade secrets, innovations, updates, modifications, enhancements, improvements, copyrights, data, documentation, specifications and other intellectual property of any kind, whether or not protectable under patent, trademark, copyright or similar laws, that is created during the term of this Agreement by BioLife which are not specifically related to the Products Manufactured by BioLife for ORS.

12.           Term and Termination

12.1           Term.  This Agreement shall be effective as of the Effective Date and shall continue in force for three years, unless earlier terminated as provided in this Section 12.   This Agreement shall automatically renew for successive one year terms unless either Party provides at least 180 days prior notice of its desire to terminate.

12.2           Default.  If either party defaults in the performance of any of its material obligations under this Agreement, and does not cure such default within 30 days after written notice, then the non-defaulting party, at its option, may terminate this Agreement by giving written notice of termination to the defaulting party.

12.3           Voluntary Termination. Either party may terminate this Agreement at any time, without cause, upon 180 days prior written notice.

12.4           Effect of Termination. At the election of ORS, BioLife agrees that it will finish the Manufacture of any Batch in process at the time of termination or expiration of this Agreement, subject to the continuing terms and conditions of this Agreement with respect to any such Batch.  ORS shall remain liable for all undisputed payments due and owing to BioLife as of the date of termination or expiration, including without limitation any continuing Manufacturing by BioLife pursuant to the preceding sentence.

12.4           Insolvency.  This Agreement may be terminated by either party, upon written notice, (a) upon the institution of receivership or bankruptcy proceedings that are not dismissed within 60 days thereafter, or (b) upon the other party’s dissolution or ceasing to conduct business in the normal course.

12.5           Return of Property.  Within a reasonable time after the effective date of the termination of this Agreement, BioLife shall deliver to ORS all ORS materials, data, and information.  ORS shall be responsible to instruct BioLife where to ship items and ORS shall be responsible to pay the costs of shipping such items.  If ORS fails to pickup, pay for or accept delivery of its materials within a reasonable time after termination of the Agreement, ORS shall be responsible to pay BioLife for the cost of storing the materials; provided, however, that BioLife shall not have any obligation to store the materials and may dispose of the materials in any manner permitted by applicable law.

12.6           Remedies.  Compliance with this Section 12 does not limit or waive either party’s potential remedies for a breach of this Agreement.  Termination of this Agreement shall not release either party from any obligation or right that accrued to that party prior to the effective date of termination or which later accrues from an act or omission, which occurred prior to the effective date of termination.

12.7           Survival.  In addition to the other provisions of this Agreement explicitly stated to survive termination of this Agreement, Sections 8.0, 9.0, 10.0, 11.0, this Section 12.0 and Section 13 shall survive such termination or expiration in accordance with their terms.

13.           General Provisions

13.1           Governing Law and Venue.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington, without reference to its conflict of laws provisions.  Any legal proceeding that relates in any way to this Agreement shall be subject to the exclusive jurisdiction of the federal and state courts in the County of King, state of Washington.

13.2           Partial Invalidity.  If any provision in this Agreement is be held by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be severed from the remainder of this Agreement, and the remaining provisions shall remain in full force and effect.

13.3           Relationship of the Parties.  BioLife and ORS are independent contractors under this Agreement.  Nothing contained in this Agreement is intended nor is it to be construed so as to constitute BioLife and ORS as partners or joint venturers with respect to this Agreement.   Neither party has the power or right to bind or obligate the other party.

13.4           Modification.  No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on any party unless the same shall have been mutually agreed in writing by both parties.

13.5           Waiver.  The failure of any party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other parties of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of any party to enforce each and every such provision thereafter.  The express waiver by any party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any further obligation to comply with such provision, condition or requirement.

13.6           Assignment.  BioLife may not assign this Agreement, or any of its rights or obligations (by operation of law or otherwise) hereunder, without the prior written consent of ORS granted or withheld in the discretion of ORS.  Any change of more than 25% of the ownership of BioLife shall be deemed an assignment for purposes of this Section 13.6, and BioLife shall immediately notify ORS of each such change.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

13.7           Notices.  All notices required to be given under this Agreement can initially be made via email but must also be made in writing and delivered (a) two days after deposit with regularly scheduled commercial delivery service, Federal Express or equivalent; or (b) on the date of personal delivery to an officer or authorized representative.  Notices mailed or sent by commercial delivery shall be made to the addresses stated at the signatures to this Agreement.  Any party may change its address for notice by written notice given in accordance with the foregoing requirements.  Despite the foregoing, actual receipt of written notice shall constitute notice on the date received.

13.8           Force Majeure.  Notwithstanding anything else in this Agreement, no default, delay or failure to perform on the part of any party shall be considered a breach of this Agreement if such default, delay or failure to perform is shown to be due to causes beyond the reasonable control of the party charged with a default, including, but not limited to, causes such as strikes, lockouts or other labor disputes, riots, civil disturbances, actions or inaction’s of governmental authorities or suppliers, epidemics, war, terrorist attacks, embargoes, severe weather, fire, earthquakes or other acts of God; provided, that for the duration of such force majeure the party charged with such default must continue to use all reasonable efforts to overcome such force majeure event.

13.9           Dispute Resolution.  In the event of any disagreement with respect to this Agreement, the matter shall be referred to one corporate officer of each party.  The officers shall negotiate in good faith to resolve the dispute within 30 days.  If the negotiations do not result in a mutually satisfactory resolution of the issue in question, then the matter shall be resolved by any procedure agreed to by such individuals or, in the absence of such an agreed procedure, in court.  Notwithstanding the foregoing, in no event will either party be obligated to consult with the other party prior to seeking any equitable remedies it may have.

13.10           Entire Agreement.  The provisions contained in this Agreement and the NDA constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof and thereof.

13.11           Export Controls.  The parties shall comply with all applicable laws, regulations and restrictions of the United States concerning the export of products, technical data and direct products thereof including, without limitation, all regulations regarding export, asset control and destination control of the Commerce, Treasury, State and Defense Departments of the United States Government, and the Export Administration Act of 1979, as amended from time to time.

13.12           Third Party Beneficiaries.  This Agreement is made solely for the benefit of BioLife and ORS, and their respective successors and permitted assigns.  Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any others.

13.13           Headings.  Headings used in this Agreement are for convenience only and will not be used to construe or interpret this Agreement by either party.

13.14           No Use of Name.  BioLife, on behalf of itself and its employees, agents and affiliates, agrees not to use the name of ORS or any of its employees, agents or affiliates, or reference any of their Products, in any publicity, advertising or other publication (other than required filings with the Securities and Exchange Commission, excluding prices, commercial terms or volumes, which are and remain the Confidential Information of ORS) or as otherwise required by any governmental authority, without ORS’s prior written approval granted or withheld in ORS’s sole discretion.

	BIOLIFE SOLUTIONS, INC.:		ORGAN RECOVERY SYSTEMS, INC.:

By:	/s/ Michael Rice	By:	/s/ David Kravitz
	Michael Rice		David Kravitz
	Chief Executive Officer		Chief Executive Officer

Appendix A: Initial 12 Month Rolling Forecast

| | | | |
|---|---|---|---|
| Jan-12 | *** | *** | *** |
| Feb-12 | *** | *** | *** |
| Mar-12 | *** | *** | *** |
| Apr-12 | *** | *** | *** |
| May-12 | *** | *** | *** |
| Jun-12 | *** | *** | *** |
| Jul-12 | *** | *** | *** |
| Aug-12 | *** | *** | *** |
| Sep-12 | *** | *** | *** |
| Oct-12 | *** | *** | *** |
| Nov-12 | *** | *** | *** |
| Dec-12 | *** | *** | *** |
| Jan-13 | *** | *** | *** |
| Feb-13 | *** | *** | *** |
| Mar-13 | *** | *** | *** |
| Apr-13 | *** | *** | *** |
| May-13 | *** | *** | *** |

***** Confidential portions of this appendix have been omitted and filed separately with the SEC**

17

## Appendix B: Quotation / Pricing

Pricing is per delivered unit (one liter or two liter bags)

Pricing per Unit

| Delivered | | Liters | |
|---|---|---|---|
| Month | SPS1_1 L | SPS1_2 L | KPS1_1 L |
| Jan-12 | $ *** | $ *** | $ *** |
| Feb-12 | $ *** | $ *** | $ *** |
| Mar-12 | $ *** | $ *** | $ *** |
| Apr-12 | $ *** | $ *** | $ *** |
| May-12 | $ *** | $ *** | $ *** |
| Jun-12 | $ *** | $ *** | $ *** |
| Jul-12 | $ *** | $ *** | $ *** |
| Aug-12 | $ *** | $ *** | $ *** |
| Sep-12 | $ *** | $ *** | $ *** |
| Oct-12 | $ *** | $ *** | $ *** |
| Nov-12 | $ *** | $ *** | $ *** |
| Dec-12 | $ *** | $ *** | $ *** |
| Jan-13 | $ *** | $ *** | $ *** |
| Feb-13 | $ *** | $ *** | $ *** |
| Mar-13 | $ *** | $ *** | $ *** |
| Apr-13 | $ *** | $ *** | $ *** |
| May-13 | $ *** | $ *** | $ *** |
| Jun-13 | $ *** | $ *** | $ *** |
| Jul-13 | $ *** | $ *** | $ *** |
| Aug-13 | $ *** | $ *** | $ *** |
| Sep-13 | $ *** | $ *** | $ *** |
| Oct-13 | $ *** | $ *** | $ *** |
| Nov-13 | $ *** | $ *** | $ *** |
| Dec-13 | $ *** | $ *** | $ *** |
| Jan-14 | Pricing Review for 2014 | | |

In addition, ORS will provide BioLife with an initial 450kg of ViaStarch; 50 kg to be delivered within 15 days of execution of this Agreement; 200 kg by January 30, 2012 and 200 kg by February 28, 2012.

***** Confidential portions of this appendix have been omitted and filed separately with the SEC**

18

Dec 23 11 12:19a David Kravitz 18472771237 p.18